Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
     This FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) dated as of August 8, 2005, between Nextel Communications, Inc., a Delaware corporation (the “Company” or the “Issuer”), and BNY Midwest Trust Company, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Issuer and the Trustee have heretofore executed and delivered to the Trustee an Indenture dated July 31, 2003 (the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of the Company’s unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series, (the “Securities”), of which (i) $2,137,060,000 aggregate principal amount of 7.375% Senior Serial Redeemable Notes due 2015, Series A, (ii) $1,472,900,000 aggregate principal amount of 6.875% Senior Serial Redeemable Notes due 2013, Series B and (iii) $1,169,886,500 aggregate principal amount of 5.95% Senior Serial Redeemable Notes due 2014, Series C (the Series A, Series B and Series C Notes, collectively, the “Original Notes”), or $4,779,846,500 aggregate principal amount of Original Notes, have been issued and are outstanding on the date hereof;
     WHEREAS, the Issuer desires to and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture to: (i) amend Section 901 of the Indenture (Supplemental Indentures Without Consent of Holders) to permit the Issuer, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, to enter into one or more supplemental indentures without the consent of the holders of the Securities as provided in Section 2.1 hereof (the “Holders”); (ii) eliminate the Issuer’s reporting obligation under Section 1014 (Provision of Financial Information) of the Indenture; and (iii) modify Section 1017 (Termination of Covenants) of the Indenture to add an additional condition under which certain of the restrictive covenants of the Indenture will terminate ((i), (ii), and (iii), collectively, the “Proposed Amendments”);
     WHEREAS, it is in the best interests of the Issuer to make the Proposed Amendments;
     WHEREAS, Section 902 of the Indenture provides that the Issuer and the Trustee may add any provision to, or change in any manner or eliminate any provision of the Indenture or modify the rights of Holders of Securities with the Required Consent of Holders;
     WHEREAS, the Holders of $2,102,267,000, $1,458,404,000 and $1,157,164,500 aggregate principal amount of the Series A Notes, Series B Notes and Series C Notes, respectively, which represents $4,717,835,000 in aggregate principal amount of Original Notes, have consented to the Proposed Amendments, whereas, and such consent constitutes Required Consent;
     WHEREAS, an Opinion of Counsel and an Officers’ Certificate have been delivered to the Trustee pursuant to Sections 102 and 903 of the Indenture; and

     WHEREAS, pursuant to Sections 902 and 903 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this First Supplemental Indenture;
     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
     1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture.
     2. Amendments. The Indenture be and hereby is amended as follows:
     2.1 Section 901 of the Indenture is hereby amended to add a new Clause 11 to the end thereof as follows:
“(11) The Indenture and the Notes may be amended without the consent of the Holders to make any change that would provide any additional rights or benefits to such Holders or that does not adversely affect the legal rights under the Indenture of any such Holder.”
     2.2 Section 1014, as set forth below, of the Indenture is hereby eliminated in its entirety, and shall hereafter read as follows: “Section 1014. Intentionally Omitted.”
     2.3 Section 1017 of the Indenture is hereby amended and restated in its entirety to read as follows:
          “Section 1017. Termination of Covenants. Notwithstanding any other provision of this Indenture, from and after the first date that (1) (i) a series of Securities issued under this Indenture is rated Investment Grade by S&P and Moody’s, or (ii) the proposed merger between the Company and S-N Merger Corp., a wholly-owned subsidiary of Sprint Corporation is consummated, and (2) no Default or Event of Default has occurred and is continuing with respect to such series, then the Company will no longer be required to comply with any covenant or condition, with respect to such series, set forth in Sections 1005 through 1013, inclusive, Section 801(C) or any other covenant or condition (1) applicable to such Securities pursuant to 301(25), Section 901(2) or Section 901(7) or (2) set forth in such Securities or incorporated therein, except for covenants or conditions relating to the payment of principal, premium (if any) or interest on such Securities.”
     2.4 Section 1303 of the Indenture is hereby correspondingly amended and restated in its entirety to read as follows to eliminate the cross-reference to Section 1014:
     “Section 1303. Covenant Defeasance. Upon the Company’s exercise under Section 1301 of its option to have this Section 1303 applied to the Outstanding Securities of a particular series (as a whole and not in part), (1) the Company shall be released from its obligations under Sections 801(C), 1005 through 1013, inclusive, and under any additional or substitute covenant established with respect to the Securities of any series (a) pursuant to Section 301(25), Section 901(2) or Section 901(7) or (b) pursuant to the terms set forth in the Securities or incorporated therein if the Securities of such series have been determined pursuant to Section 301 to be subject to this provision (with Section 1015, and any such additional and substitute covenant, referred to herein as a “Defeasible Covenant”), and (2) the occurrence of any event specified in Sections 501(5), 501(6), 501(7) or 501(8) with respect to such Defeasible Covenant shall be deemed not to be or result in an Event of Default, in each case, with respect to the Outstanding Securities of such Series As provided in this Section 1303 on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Securities of such series, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Defeasible Covenant, whether directly or indirectly by reason of any reference elsewhere herein to any Defeasible Covenant or by reason of any reference in any such Defeasible Covenant to any other provision herein or in any other document, but the remainder of this Indenture and such Securities shall be unaffected thereby. Following a Covenant Defeasance, payment of the Securities of such series may not be accelerated because of an Event of Default specified in Section 501(9) or Section 501(10) or by reference to Section 501(8) and such Defeasible Covenant.”
     3. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     4. Modification, Amendment and Waiver. The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture executed by the Issuer, and, to the extent such amendment, supplement or waiver adversely affects the rights of any Holders, with the Required Consent of such Holders. Any such amendment or supplemental indenture shall comply with Article Nine of the Indenture. Until an amendment, waiver or other action by Holders becomes effective, a consent thereto by a Holder of a Security hereunder is a continuing consent by the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same obligation as the consenting Holder’s Security, even if notation of the consent, waiver or action is not made on the Security. After an amendment, waiver or action becomes effective, it shall bind every Holder.
     5. Ratification of the Indenture; First Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
     6. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (“TIA”), that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.
     7. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.
     8. Trustee Makes No Representation. The statements herein are deemed to be those of the Issuer. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.
     9. Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
     11. Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Sections 105 and 106 of the Indenture.
     12. Successors. All agreements of Issuer in respect of this First Supplemental Indenture shall bind its successor.
[Signature page follows]

     IN WITNESS WHEREOF, this First Supplemental Indenture has been duly executed by the Company and the Trustee as of the date first written above.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Gary D. Begeman

Name:	Gary D. Begeman
Title:	Vice President and Deputy General Counsel

BNY MIDWEST TRUST COMPANY, as Trustee

By:	/s/ D.G. Donovan

Name:	D.G. Donovan
Title:	Vice President